Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------


August 7, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Federal Sports & Entertainment, Inc.

Dear Sirs:

We were previously the principal auditors for Federal Sports & Entertainment, Inc. and we reported on the financial statements of Federal Sports & Entertainment, Inc. for the period from inception, May 3, 2006 to May 31, 2009. We have read Federal Sports & Entertainment, Inc.'s statements under Item 4 of its Form 8-K, dated August 7, 2009, and we agree with such statements.

For the most recent fiscal period through to the date hereof, there have been no disagreements between Federal Sports & Entertainment, Inc. and Moore & Associates, Chtd. On any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates, Chartered
    Las Vegas, Nevada


            6490 West Desert Inn Road, Las Vegas, NV 89146
                  (702) 253-7499 Fax (702) 253-7501

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